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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*

                          3-Dimensional Pharmaceuticals
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    88554W104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 pages

-------------------                                           ------------------
CUSIP NO. 88554W104                    13G                    PAGE 2 OF 12 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Abingworth Bioventures SICAV, in liquidation
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Luxembourg
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   -0-
    NUMBER OF   ----------------------------------------------------------------
     SHARES     6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY       -0-
      EACH      ----------------------------------------------------------------
    REPORTING   7  SOLE DISPOSITIVE POWER
     PERSON
      WITH         -0-
                ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   -0-
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    -0-
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                       [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    -0-
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    CO
--------------------------------------------------------------------------------

                               Page 2 of 12 pages

-------------------                                           ------------------
CUSIP NO. 88554W104                    13G                    PAGE 3 OF 12 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Abingworth Bioventures III A L.P.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    England
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   -0-
    NUMBER OF   ----------------------------------------------------------------
     SHARES     6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY       -0-
      EACH      ----------------------------------------------------------------
    REPORTING   7  SOLE DISPOSITIVE POWER
     PERSON
      WITH         -0-
                ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   -0-
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    -0-
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                       [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    -0-
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    PN
--------------------------------------------------------------------------------

                               Page 3 of 12 pages

-------------------                                           ------------------
CUSIP NO. 88554W104                    13G                    PAGE 4 OF 12 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Abingworth Bioventures III B L.P.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    England
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   -0-
    NUMBER OF   ----------------------------------------------------------------
     SHARES     6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY       -0-
      EACH      ----------------------------------------------------------------
    REPORTING   7  SOLE DISPOSITIVE POWER
     PERSON
      WITH         -0-
                ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   -0-
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    -0-
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                       [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    -0-
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    PN
--------------------------------------------------------------------------------

                               Page 4 of 12 pages

-------------------                                           ------------------
CUSIP NO. 88554W104                    13G                    PAGE 5 OF 12 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Abingworth Bioventures III C L.P.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    England
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   -0-
    NUMBER OF   ----------------------------------------------------------------
     SHARES     6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY       -0-
      EACH      ----------------------------------------------------------------
    REPORTING   7  SOLE DISPOSITIVE POWER
     PERSON
      WITH         -0-
                ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   -0-
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    -0-
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                       [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    -0-
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    PN
--------------------------------------------------------------------------------

                               Page 5 of 12 pages

-------------------                                           ------------------
CUSIP NO. 88554W104                    13G                    PAGE 6 OF 12 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Abingworth Executives III L.P.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   -0-
    NUMBER OF   ----------------------------------------------------------------
     SHARES     6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY       -0-
      EACH      ----------------------------------------------------------------
    REPORTING   7  SOLE DISPOSITIVE POWER
     PERSON
      WITH         -0-
                ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   -0-
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    -0-
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                       [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    -0-
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    PN
--------------------------------------------------------------------------------

                               Page 6 of 12 pages

-------------------                                           ------------------
CUSIP NO. 88554W104                    13G                    PAGE 7 OF 12 PAGES
-------------------                                           ------------------

Item 1(a).        Name of Issuer:

                  3-Dimensional Pharmaceuticals, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  1020 Stony Hill Road, Suite 300, Yardley, Pennsylvania 19067

Item 2(a).        Name of Person Filing:

                  Abingworth Bioventures SICAV, in liquidation ("Abingworth SICAV"), Abingworth Bioventures III A L.P. ("Abingworth III A"), Abingworth Bioventures III B L.P. ("Abingworth III B"), Abingworth Bioventures III C L.P. ("Abingworth III C"), and Abingworth Bioventures III Executives L.P. ("Abingworth III Executives"). See attached Exhibit 1, which is a copy of their agreement in writing to file this statement on behalf of each of them.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  The business address for Abingworth SICAV is 231 Val des Bons Malades, L-2121, Luxembourg-Kirchberg, Luxembourg. The business address for Abingworth III A, Abingworth III B, Abingworth III C and Abingworth III Executives is c/o Abingworth Management Limited, Princes House, 38 Jermyn Street, London, England SW1Y 6DN.

Item 2(c).        Citizenship:

                  Abingworth SICAV is a corporation organized under the laws of Luxembourg. Abingworth III A, Abingworth III B and Abingworth III C are limited partnerships organized under the laws of England. Abingworth III Executives is a limited partnership organized under the laws of Delaware.

Item 2(d).        Title of Class of Securities:

                  Common Stock, $.001 par value per share.

Item 2(e).        CUSIP Number:

                  88554W104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a) [ ] Broker or Dealer registered under Section 15 of the
                          Securities Exchange Act of 1934 (the "Act").

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

                  (d) [ ] Investment Company registered under Section 8 of the
                          Investment Company Act.

                  (e) [ ] Investment Advisor registered under Section 203 of the
                          Investment Advisers Act of 1940.

                  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F).

                               Page 7 of 12 pages

-------------------                                           ------------------
CUSIP NO. 88554W104                    13G                    PAGE 8 OF 12 PAGES
-------------------                                           ------------------

                  (g) [ ] Parent Holding Company, in accordance with Rule
                          13d-1(b)(ii)(G); see Item 7.

                  (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                  Not applicable.

Item 4.           Ownership.

                  Not applicable.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Each Reporting Person has ceased to beneficially own more than 5% of the outstanding Common Stock of the Issuer.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

                               Page 8 of 12 pages

-------------------                                           ------------------
CUSIP NO. 88554W104                    13G                    PAGE 9 OF 12 PAGES
-------------------                                           ------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2004

ABINGWORTH BIOVENTURES SICAV, IN LIQUIDATION

By: /s/ Genevieve BLAUEN
  -------------------------
    Name: Genevieve BLAUEN

Title: Company Secretary

By: /s/ Gerard Muller
  -------------------------
    Name: Gerard Muller

Title: Mandatory

ABINGWORTH BIOVENTURES III A L.P.

By: Abingworth Management Limited, its Manager

By: /s/ James Abell
  -------------------------
    Name: James Abell
    Title: Executive Director

ABINGWORTH BIOVENTURES III B L.P.

By: Abingworth Management Limited, its Manager

By: /s/ James Abell
  -------------------------
    Name: James Abell
    Title: Executive Director

                               Page 9 of 12 pages

-------------------                                          -------------------
CUSIP NO. 88554W104                    13G                   PAGE 10 OF 12 PAGES
-------------------                                          -------------------

ABINGWORTH BIOVENTURES III C L.P.

By: Abingworth Management Limited, its Manager

By: /s/ James Abell
  -------------------------
    Name: James Abell
    Title:Executive Director

ABINGWORTH BIOVENTURES III EXECUTIVES L.P.

By: Abingworth Management Limited, its Manager

By: /s/ James Abell
  -------------------------
    Name: James Abell
    Title: Executive Director

                               Page 10 of 12 pages

-------------------                                          -------------------
CUSIP NO. 88554W104                    13G                   PAGE 11 OF 12 PAGES
-------------------                                          -------------------

                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13 need be filed with respect to the ownership by each of the undersigned of shares of stock of 3-Dimensional Pharmaceuticals, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED this 12th day of February, 2004.

ABINGWORTH BIOVENTURES SICAV, IN LIQUIDATION

By: /s/ Genevieve BLAUEN
  -------------------------
    Name: Genevieve BLAUEN

Title: Company Secretary

By: /s/ Gerard Muller
  -------------------------
    Name: Gerard Muller

Title: Mandatory

ABINGWORTH BIOVENTURES III A L.P.

By: Abingworth Management Limited, its Manager

By: /s/ James Abell
  -------------------------
    Name: James Abell
    Title: Executive Director

ABINGWORTH BIOVENTURES III B L.P.

By: Abingworth Management Limited, its Manager

By: /s/ James Abell
  -------------------------
    Name: James Abell
    Title: Executive Director

                               Page 11 of 12 pages

-------------------                                          -------------------
CUSIP NO. 88554W104                    13G                   PAGE 12 OF 12 PAGES
-------------------                                          -------------------

ABINGWORTH BIOVENTURES III C L.P.

By: Abingworth Management Limited, its Manager

By: /s/ James Abell
   ------------------------
    Name: James Abell
    Title: Executive Director

ABINGWORTH BIOVENTURES III EXECUTIVES L.P.

By: Abingworth Management Limited, its Manager

By:/s/ James Abell
   ------------------------
    Name: James Abell
    Title: Executive Director

                               Page 12 of 12 pages